Exhibit 5.1

March 30, 2007

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Re:

$650,000,000 aggregate principal amount of 9 1/2% Senior Notes due October 15, 2014 of West Corporation issued in exchange for $650,000,000 aggregate principal amount of 9 1/2% Senior Notes due October 15, 2014 of West Corporation, and $450,000,000 aggregate principal amount of 11% Senior Subordinated Notes due October 15, 2016 of West Corporation issued in exchange for $450,000,000 aggregate principal amount of 11% Senior Subordinated Notes due October 15, 2016 of West Corporation

Ladies and Gentlemen:

We have acted as counsel to West Corporation, a Delaware corporation (the “Issuer”), and the Issuer Guarantors (as defined below) in connection with (i) the proposed issuance by the Issuer in exchange offers (the “Exchange Offers”) of $650,000,000 aggregate principal amount of 9½% Senior Notes due October 15, 2014 (the “Exchange Senior Notes”) and $450,000,000 aggregate principal amount of 11% Senior Subordinated Notes due October 15, 2016 (the “Exchange Senior Subordinated Notes” and, together with the Exchange Senior Notes, the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Issuer’s outstanding 9½% Senior Notes due October 15, 2014 (the “Outstanding Senior Notes”) and 11% Senior Subordinated Notes due October 15, 2016 (the “Outstanding Senior Subordinated Notes” and, together with the Outstanding Senior Notes, the “Outstanding Notes”), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Issuer Guarantors and (iii) the preparation of the registration statement on Form S-4 filed by the Issuer and the Issuer Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

The Outstanding Senior Notes have been, and the Exchange Senior Notes will be, issued pursuant to an Indenture dated as of October 24, 2006, between the Issuer, the Guarantors named therein (the “Guarantors”) and The Bank of New York, as trustee (“Trustee”), as supplemented by a Supplemental Indenture dated as of March 16, 2007, between the Trustee and the Guaranteeing Subsidiaries (the “Guaranteeing Subsidiaries”) named therein, and as further supplemented by a Supplemental Indenture dated as of March 30, 2007, between SmartTalk, Inc. (together, with the Guarantors and the Guaranteeing Subsidiaries, the “Issuer Guarantors”) and the Trustee (collectively, the “Senior Indenture”). The Outstanding Senior Subordinated Notes have been, and the Exchange Senior Subordinated Notes will be, issued pursuant to an Indenture dated as of October 24, 2006, between the Issuer, the Guarantors and the Trustee, as supplemented by a Supplemental Indenture dated as of March 16, 2007, between the Trustee and the Guaranteeing Subsidiaries, and as further supplemented by a Supplemental Indenture dated as of March 30, 2007, between the Trustee and SmartTalk, Inc. (collectively, the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”). The terms of the Exchange Guarantees are contained in the Indentures. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indentures.

This opinion is furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on representations made in the Indentures, certificates and other documents and other inquiries of officers of the Issuer and the Issuer Guarantors and of public officials.

The opinions expressed below are limited to matters governed by the laws of the State of New York, The Commonwealth of Massachusetts, the corporate laws of the State of Delaware and the federal laws of the United

West Corporation

March 30, 2007

States of America. Insofar as the opinions expressed below relate to or are dependent upon matters governed by the laws of other jurisdictions, we have relied without independent investigation, upon the following:

(i) with respect to the laws of the State of Arizona, the opinion of Quarles & Brady LLP;

(ii) with respect to the laws of the State of Colorado, the opinion of Foster Graham Milstein Calisher LLP;

(iii) with respect to the laws of the State of Nevada, the opinion of Lionel Sawyer & Collins; and

(vi) with respect to the laws of the State of Virginia, the opinion of Hirschler Fleischer.

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1. The Exchange Notes have been duly authorized by all requisite corporate action of the Issuer and, when executed and authenticated in accordance with the terms of the Indentures and delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offers, the Exchange Notes will be entitled to the benefits of the Indentures and will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. Upon the due issuance, execution and authentication of the Exchange Notes in accordance with the terms of the Indentures and the Exchange Offers, such Exchange Notes shall be entitled to the benefits of the Exchange Guarantees by the Issuer Guarantors, which will constitute legal, valid and binding obligations of the Issuer Guarantors, enforceable against the Issuer Guarantors in accordance with their terms.

Our opinion that the Exchange Notes and Exchange Guarantees constitute the legal, valid and binding obligations of the Issuer and the Issuer Guarantors, respectively, enforceable against the Issuer and the Issuer Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, fraudulent conveyance and other similar laws relating to or affecting the rights or remedies of creditors or secured parties generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Indentures providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision of the Indentures which purports to grant the right of setoff to a purchaser of a participation in the loans outstanding thereunder or which constitutes a penalty or forfeiture or (iii) the extent to which provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, reproduction of documents, submission to jurisdiction, waiver of or consent to service of process and venue or waiver of offset or defenses will be enforced.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/    Ropes & Gray LLP

Ropes & Gray LLP